Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 CERo Therapeutics Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of CERo Therapeutics Holdings, Inc. effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on August 28, 2025. On September 3, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On October 14, 2025, the hearing was held.
On October 28, 2025 the Panel reached a
decision and a Decision letter was issued on October 29, 2025 and the Panel decided to suspend the Company from the Exchange.
On October 29, 2025, the Company appealed the Decision of the Panel. This matter was reviewed by the Nasdaq Listing and Hearing Review Council (NLHRC). On January 29, 2025, the NLHRC issued a decision that upheld the Panel's decision of October 29, 2025.
The Nasdaq Stock Market LLC (Nasdaq) Board of Directors did not call for review the January 29, 2026 decision of the NLHRC and issued a Final Action Letter dated February 6, 2026.
The Company securities were suspended on October 31, 2025. The
Staff determination to delist the Company securities became final on December 15, 2025. There was a delay in delisting because the Company appealed the Panel decision and because of the previously mentioned procedural steps in this matter.